Exhibit 4.4

CONSULTING AGREEMENT

                AGREEMENT made as of this 8th day of May 2003, between Centiv, Inc. (“CNTV”) with offices located at 998 Forest Edge Drive, Vernon Hills, Illinois 60061 and Piedmont Consulting, Inc. with offices at 3131 Piedmont Road, Suite #205, Atlanta, Georgia 30305 (the “Consultant”).

                WHEREAS, CNTV is a publicly held corporation, and

                WHEREAS, CNTV desires to retain Consultant to provide public and investor relations services for CNTV.

                NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, Consultant and CNTV hereby agrees as follows:

1.                                       TERM; TERMINATION. This Agreement shall commence on the date hereof and shall extend thereafter for a period of 90 days (the “Term”).  Thereafter, the parties hereto may renew this Agreement by mutual consent.

2.                                       CONSULTING SERVICES.  During the term of this Agreement, Consultant shall provide public and investor relations services (collectively, the “Services”) to CNTV, which Services shall be geared to result in improved stock trading volume, higher stock price multiples, a broader following by analysts and institutions and new investment recommendations and providing directly, or managing the delivery of, a wide range of services, including, but not limited to:

(a)   Proactive marketing of CNTV’s common stock directly to influential security analysts, stockbrokers and portfolio managers and investors selected from Consultant’s proprietary database of investment leaders across the country and abroad.

(b)   Arranging meetings between CNTV’s management and current and/or potential investors, either in small groups or on a one-to-one basis, to establish ongoing relationships; and periodically supplementing these meetings with presentations at investment industry sponsored forums, through quarterly conference calls, and by quarterly mailings of CNTV’s corporate profile.

(c)   Assisting CNTV in gaining media coverage both locally and nationally.  Consultant will also target certain Internet, advisory services as well as monitor various other Internet activities.

(d)   Establishing a VIP list of analysts, brokers, portfolio managers, and investors that receive facsimiles and email addresses of news releases, facsimile notification of conference calls and mailings of CNTV’s 10K’s and 10Q’s plus annual and any corporate updates.

(e)   Establishing a broader news distribution list for direct facsimile and email addresses of CNTV.

(f)    Assisting and/or advising in the authoring of press releases, including monitoring wire service coverage of CNTV for accuracy and pickup.

(g)   Preparing presentations relating to CNTV for meetings with analysts, stock brokers, portfolio managers, and any large investors, as well as any sponsored forums.

(h)   Assisting in preparing information kits about CNTV in response to press and/or investor inquiries.

(i)    Advising CNTV’s management concerning marketing ideas, investor profile information, methods of expanding CNTV’s investor support and increasing investor awareness of CNTV and their products and/or services.

(j)    Creating literature (including layout, printing and distribution to Consultant’s list of investors and stockbrokers) describing CNTV’s business, products, marketing plans and financial potential.

(k)   Providing such other Services and assistance as Consultant and CNTV shall deem necessary or appropriate to enhance CNTV’s business.

3.             APPROVAL OF INFORMATION.  All information disseminated by Consultant regarding CNTV shall be derived from information provided by CNTV to Consultant (the “Information”).  Consultant will obtain CNTV’s prior approval to distribution or dissemination of all Information.  Consultant shall make no representations, warranties or guarantees on behalf of CNTV without CNTV’s prior written consent.

4.             COMPENSATION.  Subject to Consultant’s compliance with the terms and conditions herein set forth, and in full consideration of the Services provided by Consultant hereunder, CNTV shall deliver to Consultant, as its consulting fee (the “Fee”), and Consultant shall accept as full payment thereof, a fee consisting of:

(a)   the grant of 25,000 shares of CNTV Common Stock;

(b)   the grant of an additional 35,000 shares of CNTV Common Stock; provided that the CNTV Common Stock closing bid price is equal to or greater than $1.00 for 10 consecutive trading days prior to June 9, 2003 (the “Target”).  If Target is not reached as described above (or CNTV Common Stock otherwise fails to maintain NASDAQ listing) Consultant will not receive these shares.

(c)   if the Target is reached and the CNTV otherwise maintains listing on NASDAQ, CNTV shall extend, for an additional 2 years (i.e. 7/3/05), the expiration of the warrants initially issued to Consultant on July 3, 2001 for the purchase of 60,000 shares of CNTV Common Stock at an exercise price of $1.15.

5.                                       PERSONNEL.  Consultant is, and shall be, an independent contractor, and no personnel utilized by Consultant in providing Services hereunder (the “Personnel”) shall be deemed to be an employee or agent of CNTV.

Moreover, neither consultant nor any such Personnel shall be empowered hereunder to act on behalf of CNTV.  Consultant shall have sole and exclusive responsibility and liability for, and to, such Personnel, and Consultant alone shall be responsible to make, and shall make, all necessary or appropriate employee contributions, withholdings and payments for all taxes, insurance premiums, and social security contributions to be collected, withheld, filed and paid with respect to all such Personnel; whether pursuant to any social security, unemployment insurance, worker’s compensation law or other federal, state, or local law now in force and effect, or hereinafter enacted.

6.                                       NON-ASSIGNABILITY.  The rights, obligations and benefits established by this Agreement shall not be assignable by either party hereto.  This Agreement shall, however, be binding upon and shall inure to the benefits of the parties and their successors.

7.                                       CONFIDENTIALITY.  Neither Consultant nor any of the Personnel, its consultants, other employees, or officers or directors shall disclose any knowledge or information it has, or they have obtained in the course of performing the Services provided for herein, which knowledge or information concerns the confidential affairs of CNTV with respect to CNTV’s business or finances, without the prior written consent of CNTV.

8.                                       COMPLIANCE AND GOVERNING LAW.  Consultant, together with its agents, employees and associates, shall take all necessary, appropriate and reasonable steps to provide the Services in accordance with both the securities laws of the United States and the several States, and pursuant to the rules and regulations promulgated thereunder, as well as in accordance with the rules and regulations of the National Association of Securities Dealers, and Consultant agrees to indemnify and hold harmless CNTV for any violation of the foregoing.  The terms and provisions of this Agreement will be enforced in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles.

9.                                       NOTICE.  Notice hereunder shall be in writing and shall be deemed to have been given (a) at a time when deposited for mailing in a receptacle under the control of the United States Postal Service, by registered or certified mail, prepaid, return receipt requested, or (b) on the business day following deposit with a reputable overnight courier for overnight delivery; each addressed to the respective party at the address as such party may fix by notice given pursuant to this paragraph.

10.                                 INDEMNIFICATION.  Each party shall indemnify, defend and hold the other harmless from and against any and all claims, actions, damages, demands, liabilities, costs and expenses, including reasonable attorney’s fees and expenses, resulting from any act or omission of the acting party or its employees under this Agreement.

11.                                 NO OTHER AGREEMENTS.  This Agreement supersedes all prior understandings, written or orally given including without limitation the agreement dated April 30, 2001, which is hereby terminated and constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof.  No waiver, modification or termination of this Agreement shall be valid unless in writing signed by each of the parties hereto.

                IN WITNESS THEREOF, the parties have hereunto set their hands and seal the day and year first above written.

PIEDMONT CONSULTING, INC.		CENTIV INC.

By:	/s/ Keith Fetter	By:	/s/ Tom Mason
Keith Fetter, President			Tom Mason, CFO